Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports Record First Quarter 2012 Results; EPS Increased 27% to $0.85 on 25% Sales Growth

First Quarter Highlights:

  Net income increased 27% to $60.1 million, or $0.85 per diluted share, with sales climbing 25% to $673.8 million, representing a record for first quarter sales and earnings.
  Off-Road Vehicle sales increased 30% and On-Road Vehicle sales increased 44% during the 2012 first quarter.
  North American retail sales remained strong, increasing 17% in the first quarter compared to a year ago.
  Gross profit margins expanded 60 basis points to 28.9% due to manufacturing realignment savings and lower product and warranty costs.
  Raising guidance for full year 2012 earnings to a range of $3.85 to $4.00 per diluted share, an increase of 20% to 25% over 2011 based on expected full year 2012 sales growth of 10% to 13%.

MINNEAPOLIS--(BUSINESS WIRE)--April 18, 2012--Polaris Industries Inc. (NYSE: PII) today reported record first quarter net income of $60.1 million, or $0.85 per diluted share, for the quarter ended March 31, 2012. By comparison, 2011 first quarter net income was $47.3 million, or $0.67 per diluted share. Net sales for the first quarter 2012 totaled $673.8 million, an increase of 25 percent from last year’s first quarter sales of $537.2 million.

“Our record first quarter results reflect not only the continued strength of our business and solid execution of our strategy, but also a healthy start to the year for our end markets,” commented Scott Wine, Polaris’ Chief Executive Officer. “Retail sales in the North American off-road vehicle and motorcycle industries are off to their best start in years, and through our innovative products and motivated dealers, Polaris continued to gain market share. We have significant work to do, but as momentum built throughout the first quarter, we gained confidence that 2012 will be another record year for Polaris, as indicated by our increased full year sales and earnings guidance.”

“Sales increased 25 percent during the first quarter 2012, driven by robust sales of our Off-Road Vehicles and motorcycles. Customer demand for our broad array of RANGER® and RANGER RZR® side-by-side vehicles continues to exceed our expectations, both in North America and our international markets. Our international sales, which include the recent acquisition of Goupil, grew 20 percent for the quarter in spite of the continuing EU economic uncertainty. We are well positioned to meet this higher demand, as we have increased production at our Minnesota, Iowa and Wisconsin plants, while our Monterrey, Mexico plant continues to raise production levels. In addition, North American dealer inventories remain in line with our previous projections, with decreased ATV inventory year over year and increased side-by-side vehicle dealer inventory to meet the higher demand. Season-end snowmobile dealer inventory is higher than a year ago due to the poor snowfall, but remains at manageable levels.”

“Looking ahead, strong retail demand in the first quarter and our expectations for the remainder of the year underscores our confidence in raising our full year 2012 guidance for sales and earnings,” continued Wine. “Cash flow is expected to remain strong and our balance sheet remains solid with $286 million of cash on hand and minimal debt. Additionally, we are realizing the expected savings from our manufacturing realignment project, which provides support to our ongoing margin expansion efforts. Given our excellent start, and despite continued caution about the economy in the second half of the year and particularly the fourth quarter, we believe 2012 is shaping up to be another record year for Polaris.”

2012 Business Outlook
Based on Polaris’ performance during the 2012 first quarter and projections for the remainder of the year, the Company is increasing its 2012 full year sales and earnings guidance. The Company now expects full year 2012 earnings to be in the range of $3.85 to $4.00 per diluted share, an increase of 20 to 25 percent over earnings of $3.20 per diluted share for the full year 2011. Sales for the full year 2012 are now expected to grow in the range of 10 to 13 percent.

First Quarter Performance Summary (in thousands except per share data)
	Three Months ended March 31,
Product Line Sales	2012	2011	Change
Off-Road Vehicles	$504,567	$388,019	30%
Snowmobiles	4,647	8,935	-48%
On-Road Vehicles	64,656	44,908	44%
Parts, Garments & Accessories	99,880	95,336	5%
Total Sales	$673,750	$537,198	25%
Gross Profit	$194,963	$151,835	28%
Gross profit as a % of sales	28.9%	28.3%	+60 bps
Operating Expenses	$110,599	$87,538	26%
Operating expenses as a % of sales	16.4%	16.3%	-10 bps
Operating Income	$91,547	$69,583	32%
Operating Income as a % of sales	13.6%	13.0%	+60 bps
Net Income	$60,078	$47,310	27%
Net income as a % of sales	8.9%	8.8%	+10 bps
Diluted Net Income per share	$0.85	$0.67	27%

Off-Road Vehicle (“ORV”) sales increased 30 percent from the first quarter 2011 to $504.6 million. This increase reflects strong market share gains for both ATV and side-by-side vehicles, primarily driven by new product offerings, including the recently introduced RANGER RZR XP4® 900, and increased sales in our military business. North American consumer ORV retail sales increased mid-twenties percent for the 2012 first quarter from the first quarter last year, with side-by-side vehicle retail sales once again increasing significantly and ATV retail sales increasing double digits percent. North American dealer ORV inventories for the 2012 first quarter were up slightly from the first quarter of 2011, as additional side-by-sides were shipped to meet increasing demand. Sales of ORVs outside of North America increased 15 percent in the first quarter 2012 when compared to the first quarter 2011, due to market share gains and positive mix benefit from greater sales of higher priced side-by-side vehicles.

Snowmobile sales totaled $4.6 million for the 2012 first quarter compared to $8.9 million for the first quarter of 2011. Historically, the first quarter is a slow quarter for snowmobile shipments to dealers. The North American snowmobile industry finished the selling season in March 2012 with retail sales down less than five percent compared to the prior season, in spite of unusually warm weather and minimal snowfall in many parts of the U.S. Snowbelt regions, whereas Polaris’ retail snowmobile sales for the season were about even with the prior season’s results. Polaris led the North American industry in market share gains, and recorded its highest season-ending market share since 2004. Season-end North American dealer inventories for Polaris snowmobiles are higher than last year, but remain manageable given the previous season’s very low dealer inventory levels. During the first quarter the Company introduced ten new or significantly updated model year 2013 snowmobiles with industry-leading innovation, technology and value, including updated PRO-RMK® models, now lightest in the industry at 417 pounds and an all new version of the legendary Indy model, the new Indy® 600.

On-Road Vehicle sales, comprised primarily of Victory motorcycles, but also including Indian motorcycles and our GEM and Goupil electric vehicles, increased 44 percent over Q1 2011 to $64.7 million. Notably, the 2011 acquisitions of Indian, GEM and Goupil contributed about half of On-Road Vehicles first quarter revenue growth. North American industry heavyweight cruiser and touring motorcycle retail sales increased mid-teens percent during the 2012 first quarter compared to the prior year’s first quarter. Over the same period, Victory North American unit retail sales increased approximately 40 percent, while North American Victory dealer inventory increased slightly versus 2011 levels to support these sales and market share gains. During the 2012 first quarter the Company began shipments of two new Victory models, the Victory Hard-Ball™ and the new Victory Judge™, an American muscle motorcycle. Polaris sales of On-Road Vehicles to customers outside of North America, now including Goupil, increased over 100 percent during the 2012 first quarter compared to the prior year’s first quarter.

Parts, Garments and Accessories (“PG&A”) sales increased five percent during the first quarter 2012 compared to the same period last year. The increase was primarily driven by higher RANGER™ side-by-side vehicle related sales, largely offset by weak snow related PG&A sales due to the unseasonably warm winter.

Gross profit was 28.9 percent of sales for the first quarter of 2012, an increase of 60 basis points from the first quarter of 2011; while over the same period gross profit dollars increased 28 percent to $195.0 million. The first quarter 2012 increase in gross profit dollars and margin percentage was driven by volume, cost savings from the manufacturing realignment project, continued product cost reduction efforts, lower warranty costs, and higher selling prices, partially offset by commodity cost increases and negative product mix.

Operating expenses for first quarter 2012 grew 26 percent to $110.6 million or 16.4 percent of sales, compared to $87.5 million or 16.3 percent of sales for the first quarter of 2011. Operating expenses in absolute dollars for the first quarter of 2012 rose primarily due to planned strategic investments and increased research and development activities related to new products under development.

Income from financial services was $7.2 million during first quarter 2012, an increase of 36 percent compared to $5.3 million in the first quarter of 2011, largely due to increased profitability generated from the retail credit portfolios with Sheffield, GE and HSBC.

Non-operating other income was $2.6 million in the first quarter of 2012, as compared to $3.2 million in the first quarter of 2011. The change in income stems from foreign currency exchange rate movements and the resulting effects on foreign currency transactions and balance sheet positions related to the Company’s foreign subsidiaries from period to period.

The provision for income taxes for the first quarter 2012 was recorded at a rate of 35.1 percent of pretax income compared to 34.5 percent of pretax income for the first quarter 2011. The higher income tax rate for the first quarter 2012 is primarily due to the United States Congress not yet extending the research and development income tax credit as of March 31, 2012.

Financial Position and Cash Flow
Net cash used for operating activities was $0.7 million for the first quarter ended March 31, 2012 compared to net cash provided by operating activities of $4.8 million for the first quarter of 2011. The quarter over quarter change in net cash from operating activities is the result of higher net income for the quarter, offset by a higher investment in working capital in the 2012 period, primarily due to the payment of certain accrued compensation liabilities. Total debt at the end of the first quarter 2012 was $108.1 million. During the 2012 first quarter, the Company increased its quarterly dividend payment 64 percent to $0.37 per share and paid a total of $25.3 million in dividends to shareholders. The Company’s debt-to-total capital ratio was 16 percent at March 31, 2012, compared to 34 percent a year ago. Cash and cash equivalents were $285.9 million at March 31, 2012 compared to $345.9 million for the same period in 2011.

Conference Call and Webcast Presentation
Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2012 first quarter earnings results released this morning. The call will be hosted by Scott Wine, CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President --Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polarisindustries.com/irhome.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 65237997.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris
Polaris is a recognized leader in the powersports industry with annual 2011 sales of $2.7 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory and Indian motorcycle brands. Additionally, Polaris continues to invest in the global on-road small electric/hybrid powered vehicle industry with Global Electric Motorcars (GEM) and Goupil Industrie SA, and internally developed vehicles. Polaris enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicles accessories are available from authorized Polaris dealers or anytime at www.polarisindustries.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2012 sales, shipments, net income, net income per share, manufacturing realignment transition costs and savings in logistical and production costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months
	Ended March 31,
	2012	2011
Sales	$673,750	$537,198
Cost of Sales	478,787	385,363
Gross Profit	194,963	151,835
Operating Expenses
Selling and marketing	45,133	37,213
Research and development	30,466	22,999
General and administrative	35,000	27,326
Total operating expenses	110,599	87,538

Income from financial services	7,183	5,286
Operating Income	91,547	69,583

Non-operating Expense (income):
Interest expense	1,512	511
Other income, net	(2,577)	(3,201)
Income before income taxes	92,612	72,273

Provision for Income Taxes	32,534	24,963
Net Income	$60,078	$47,310
Basic Net Income per share	$0.88	$0.69
Diluted Net Income per share	$0.85	$0.67
Weighted average shares outstanding:
Basic	68,637	68,537
Diluted	70,825	70,663

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

Subject to Reclassification	March 31, 2012	March 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$285,889	$345,921
Trade receivables, net	139,626	121,696
Inventories, net	314,042	244,436
Prepaid expenses and other	45,714	20,556
Deferred income taxes	79,666	68,863
Total current assets	864,937	801,472

Property and equipment, net	219,779	184,553
Investments in finance affiliate	44,221	38,517
Investments in other affiliates	5,000	990
Deferred tax assets	10,709	—
Goodwill and intangible assets, net	78,187	31,551
Total Assets	$1,222,833	$1,057,083

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term borrowings under credit agreement	—	$100,000
Current portion of capitalized lease obligations	$2,736	—
Accounts payable	182,645	132,210
Accrued expenses:
Compensation	109,395	98,912
Warranties	40,430	31,029
Sales promotions and incentives	84,887	76,118
Dealer holdback	60,407	52,263
Other	79,473	58,484
Income taxes payable	167	12,245
Total current liabilities	560,140	561,261

Long term income taxes payable	8,120	5,835
Deferred income taxes	—	811
Capital lease obligations	5,314	—
Long-term debt	100,000	100,000
Total liabilities	673,574	667,907

Shareholders’ Equity:
Total shareholders’ equity	549,259	389,176
Total Liabilities and Shareholders’ Equity	$1,222,833	$1,057,083

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

Subject to Reclassification	For the Three Months
	Ended March 31,
	2012	2011
Operating Activities:
Net income	$60,078	$47,310
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	16,807	18,782
Noncash compensation	7,066	4,590
Noncash income from financial services	(743)	(1,178)
Deferred income taxes	(2,006)	(1,402)
Tax effect of share-based compensation exercises	(6,484)	(2,452)
Changes in current operating items:
Trade receivables	(23,110)	(30,276)
Inventories	(13,249)	(5,395)
Accounts payable	35,452	18,576
Accrued expenses	(92,236)	(53,035)
Income taxes payable/receivable	31,063	12,359
Prepaid expenses and others, net	(13,300)	(3,095)
Net cash (used for) provided by operating activities	(662)	4,784

Investing Activities:
Purchase of property and equipment	(20,957)	(18,968)
Investments in finance affiliate, net	(1,227)	(170)
Acquisition of business, net of cash acquired	—	—
Net cash used for investing activities	(22,184)	(19,138)

Financing Activities:
Borrowings under credit agreement/capitalized lease debt	553	—
Repurchase and retirement of common shares	(5,871)	(30,964)
Cash dividends to shareholders	(25,328)	(15,315)
Proceeds from stock issuances under employee plans	6,529	9,005
Tax effect of proceeds from share-based compensation exercises	6,484	2,452
Net cash used for financing activities	(17,633)	(34,822)

Impact of currency translation on cash balances	1,032	1,170

Net decrease in cash and cash equivalents	(39,447)	(48,006)

Cash and cash equivalents at beginning of period	325,336	393,927

Cash and cash equivalents at end of period	$285,889	$345,921